Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 of LiveWire Ergogenics, Inc. (“the Company”) of our report dated April 16, 2012 with respect to the consolidated balance sheet at December 31, 2011 and the related consolidated statements of operations, stockholder’s deficit, and cash flows for the Company for the year then ended included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ Sherb & Co., LLP
Sherb & Co., LLP
Certified Public Accountants
New York, New York
May 2, 2013